UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 28, 2005

Analogic Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Massachusetts	0-6715	04-2454372
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8 Centennial Drive, Peabody, Massachusetts		01960
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	978-977-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On September 28, 2005, authorized officers of Analogic Corporation (the "Registrant") committed the Registrant to a plan to restructure the business operations of its wholly-owned subsidiary, Sky Computers, Inc. ("Sky), and the business operations of Sky’s wholly-owned subsidiary, Sky Computers (Europe) Ltd. (the "Plan"), under which material charges will be incurred under generally accepted accounting principles applicable to the Registrant. The Plan involves terminating the employment of approximately forty (40) employees of Sky and Sky-Europe between October 14, 2005 and July 31, 2006, the end of the Registrant’s current fiscal year. More than half of those employees will be terminated during the Registrant’s current fiscal quarter, most of whom have been engaged in product development, sales, and administrative activities. The employees who are to remain after the end of the Registrant’s current fiscal quarter have been and will continue to be engaged principally in the manufacturing and sale of Sky’s legacy products and supporting Sky’s and Sky Europe’s installed customer base. The decision to engage in the Plan is based on continued lower than expected sales by Sky and Sky Europe. The expected completion date for the Plan is July 31, 2006.

There are three major types of costs associated with the Plan: personnel-related costs, such as severance pay; the write-down of certain capital assets; and the write-down of certain inventory. The amount estimated by the Registrant for each of these categories ranges from $0.9 million to $1.0 million, from $0.35 million to $0.4 million, and from $1.1 million to $1.3 million, respectively. The Registrant estimates that the total costs to be incurred related to this Plan to be $2.35 million to $2.7 million.

The Registrant will record charges incurred in connection with the Plan of approximately $1.9 million to $2.25 million during the quarter ending October 31, 2005. The Registrant estimates that $0.45 million of personnel-related charges will be incurred and recorded during the nine month period ended July 31, 2006. The Registrant believes that cash expenditures incurred subsequent to the quarter ended October 31, 2005 will approximate $0.45 million in personnel-related charges.

Item 2.06 Material Impairments.

As noted in Item 2.05 above, authorized officers of the Registrant concluded on September 28, 2005 that a material charge for impairment is required under generally accepted accounting principles applicable to the Registrant, in connection with the write down of the capital assets and the write-down of the inventory identified in Item 2.05 above. The Registrant’s conclusion that the asset impairment charge, which is estimated to range from $1.45 million to $1.7 million and which will be incurred in the current quarter ending October 31, 2005, is required as a result of the decision to engage in the Plan

The Registrant does not believe that the impairment charge will result in any future cash expenditures

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Analogic Corporation

October 13, 2005	By:	/s/ JOHN J. MILLERICK

Name: JOHN J. MILLERICK
Title: Senior Vice President, Chief Financial Officer and Treasurer